Exhibit 10.4

June 1, 2023

Dear Greg,

On behalf of Nevro Corp. (the “Company” or “Nevro”), we are very pleased to offer you the position of Senior Vice President and Chief Commercial Officer, which will report to Chief Executive Officer. Your compensation described below is subject to final approval of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company. Your targeted start date with Nevro will be June 19, 2023.

This is an exempt position, and your annual base salary is $450,000, payable in accordance with the Company’s standard payroll schedule for exempt employees and reviewed by the Compensation Committee annually. You are also eligible for an annual performance-based, discretionary cash bonus which, at target performance under the Company’s annual bonus plan, will be 60% of your annual base salary and which will be based upon achievement of defined goals as determined by the Compensation Committee. Your 2023 bonus payment will be prorated based on the number of days you worked at the Company during 2023.

Nevro will also provide a signing and retention bonus of $100,000 (the “Sign-on Payment”), subject to all standard payroll taxes and applicable withholdings, to be paid within 30 days following your employment start date. The Sign-on Payment will be paid to you as an advance, and to earn the Sign-On Payment you must remain continuously employed with Nevro for two years following your employment start date. If you terminate your employment with Nevro for any reason or are terminated for Cause (as defined under your Change in Control Severance Agreement with the Company) (i) within one year of your employment start date you will be required to immediately repay Nevro the full amount of the Sign-on Payment or (ii) between one and two years of your employment start date you will be required to immediately repay Nevro fifty percent (50%) of the Sign-on Payment.

You will be granted a number of restricted stock units (the “RSUs”) equal to (i) $2,100,000 divided by (ii) the 30-day average closing price of the Company’s common stock prior to the date of the grant. Each RSU will represent the right to receive one share of the Company’s common stock upon vesting and settlement. The RSUs will vest as to (a) one-third of the original number of RSUs on the first anniversary of the grant date (the “Anniversary Date”), (b) 1/12th of the original number of RSUs on the three month anniversary of the Anniversary Date (such three month anniversary or any subsequent three month anniversary thereafter referred to as a “Quarterly Anniversary”) and (c) 1/12th of the original number of RSUs on each of the seven subsequent Quarterly Anniversaries, such that all RSUs will have vested on the third anniversary of Vesting Commencement Date. The RSUs will be granted under the Company’s 2014 Equity Incentive Plan (the “Plan”) and will be subject to the terms of the Plan and an RSU agreement to be entered into between you and the Company.

You will also be granted a number of performance stock units (the “PSUs”) equal to (i) $900,000 divided by (ii) the 30-day average closing price of the Company’s common stock prior to the date of the grant. The award of the PSUs is subject to the achievement of certain performance criteria (the “Criteria”) to be established by the Compensation Committee, with one-half of the Criteria associated with aggregate Company revenue over a two-year period and the other half of the Criteria associated with relative total shareholder return over a two-year period measured against an established basket of medical device companies. The PSUs will vest fifty percent (50%) on the second anniversary of your grant date (the “Vesting Commencement Date”) and fifty percent (50%) on the third anniversary of Vesting Commencement Date, in each case subject to (i) your continuous service to the Company through each vesting date and (ii) achievement of the Criteria. The PSUs will, upon vesting and settlement, represent the right to receive a certain number of shares of the Company's common stock as set forth in a performance stock unit agreement (“PSU Agreement”) to be entered into between you and the Company and as determined pursuant to the Criteria. The PSUs will be granted under the Plan and will otherwise be subject to the terms of the Plan and the PSU Agreement.

During the term of your employment, you will be eligible to participate in the Company’s standard benefits, which include group life, group disability, medical, dental and vision. All benefits and employee co-pay amounts are described in Nevro’s Benefits Overview/Employee Handbook, and, along with your base salary and any potential bonus opportunity, are subject to change from time-to-time. You will also be eligible to enter into the Company’s customary Change in Control Severance Agreement for Senior Vice Presidents and Director and Officer Indemnification Agreement.

As a condition of employment with Nevro, you will be required to sign a Proprietary Information and Inventions Agreement, which includes confidentiality and nondisclosure agreements and assignment to Nevro of your inventions during employment involving products, procedures, or processes with which you will be involved at Nevro. You will also be required to sign an acknowledgement that you have read, understand, and will comply with our Code of Business Conduct and Ethics and its related policies and procedures.

By signing below, you also agree to the following provisions (“Restrictive Covenants”). You agree that during your employment with the Company and for a period of twelve (12) months after the date your employment ends for any reason, you will not as an officer, director, employee, consultant, owner, partner, or in any other capacity (with or without compensation), either directly or through others:

(i)
encourage, induce, attempt to induce, solicit or attempt to solicit (on your behalf or on behalf of any other person or entity) any Customer or Potential Customer, or other contracting party with the Company (including, but not limited to, suppliers, vendors, distributors, or resellers) to terminate, diminish or materially alter in a harmful manner its or their relationship or potential relationship with the Company. For purposes of the Restrictive Covenants, “Customer or Potential Customer” means any entity or person who or which, during the last twelve (12) months of your employment (a) you called upon, solicited, dealt with or had contact with for purposes of selling, promoting, or marketing any Company product, service or process; (b) was in contact with any other employee, agent, or representative of the Company, of which contact you were or should have been aware, concerning any Company product, service or process; or (c) was solicited by the Company in an effort in which you were involved or should have been aware, concerning any Company product, service or process.

(ii)
encourage, induce, attempt to induce, solicit or attempt to solicit (on your behalf or on behalf of any other person or entity) any person or entity known by you to be an employee, consultant or independent contractor of the Company to terminate his, her, or its employment or service provider relationship with the Company.

(iii)
within any state in the United States in which you performed your work for the Company, directly or indirectly (x) participate in, manage, consult with, or render services that are the same as or similar in function or purpose to any services you provided to the Company during the last twelve (12) months of your employment, for any Competing Business, whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise or (y) own any interest in, manage, control, or participate in a Competing Business, whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise. Notwithstanding the foregoing, your acquisition and passive ownership of less than 2% of the outstanding capital stock of a person that is listed on any national securities exchange shall not by itself constitute a violation of this paragraph. “Competing Business” means any business or entity that is engaged in or planning to become engaged in a business that involves any product, service, or process, either in existence or under development, that has the same or similar purpose or use as any existing or developmental product, service, or process researched, developed, imported, manufactured, marketed, sold, offered for sale, or otherwise used by the Company.

You agree that the above restrictions are reasonable, proper, and necessary for Nevro to protect its legitimate business interests, including based on my access to and use of confidential and proprietary information, goodwill, customer relationships, and employee relationships. You further agree that for twelve (12) months after the date your employment ends for any reason, you shall notify the Company of the name and address of each subsequent intended or actual employer and the Company shall have the right to advise any subsequent employer of your obligations hereunder. You further agree that if you accept a position with a Competing Business, you shall provide the Company with the information needed or requested for the Company to conduct a reasonable evaluation of the position as it relates to the Restrictive Covenants. Notwithstanding the foregoing, state law may modify how the Restrictive Covenants apply to you. Specifically, if your principal place of employment is Virginia, section (iii) of the Restrictive Covenants shall not apply if your average weekly wage is less than the average weekly wage of the Commonwealth, unless your earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid to the you by the Company.

Our offer is contingent on (a) a satisfactory background investigation including drug screening and satisfactory credit check investigation (if applicable), (b) your being able to deliver to Nevro satisfactory evidence of identity and employment eligibility as required by Federal law on your start date and (c) you providing Nevro with evidence satisfactory to Nevro that you have no conflicting obligations to or agreements with any third parties that could (i) have an adverse impact on your ability to properly discharge your responsibilities to Nevro or (ii) give rise to a third-party claim to any intellectual property developed by Nevro or by you on behalf of Nevro during your employment with the Company.

Greg, I am very excited about the prospect of you joining as Chief Commercial Officer of the Company. Your leadership will be critical in ensuring that we are successful in building the Company to the level of achievement which we know is possible.

I look forward to hearing from you soon.

All the Best,

/s/ Kevin Thornal

Kevin Thornal

CEO and President

Agreed to and Accepted:

/s/ Greg Siller

Date: 6/1/2023